UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FLOTEK INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

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10603 W. Sam Houston Pkwy N Suite 300 Houston, TX 77064 phone: 713-849-9911 fax: 281-605-5554 email: jchisholm@flotekind.com	John Chisholm CEO, President & Chairman of the Board

May 13, 2014

Dear Fellow Flotek Shareholder:

I am writing today to update you on our annual meeting and the proxy materials you recently received.

First, we appreciate your support of Flotek. Your confidence in the Company and the Flotek team is something we appreciate. As an investor, we take our role as stewards of your capital very seriously. The Flotek team works hard to consider the impact of shareholder value on every decision we make.

One of those decisions, at the time of the Florida Chemical acquisition, was to appoint Carla Hardy to Flotek’s Board of Directors. Carla – the daughter of the founder of Florida Chemical – served as the Chairman of the Florida Chemical Board of Directors and was instrumental in the enduring success, and ultimate sale, of her family’s company to Flotek.

While her appointment to the Flotek board was not a prerequisite to complete the purchase of Florida Chemical, I felt strongly that Carla would add significantly to the fabric of Flotek’s leadership by providing perspective regarding her family’s company, dispassionate guidance as an independent director, and diversity to the Flotek Board.

Your Board of Directors agreed and unanimously joined me in asking Carla to join the Flotek Board. In her first year, Carla has been actively engaged as a member of the Board and key committees and has added a unique, independent perspective to key strategic discussions that have been instrumental in adding value for Flotek shareholders.

Unfortunately, in a rush to render an opinion, one of the proxy advisory services – Institutional Shareholder Services (“ISS”) – has recommended that shareholders withhold their votes for Carla as they have determined, incorrectly in our opinion, that she is not an independent director.

The ISS opinion is based on an erroneous determination that Carla was the equivalent of a public company officer while Chairman at Florida Chemical. Since Florida Chemical was a private company, ISS made a unilateral decision based on an incorrect interpretation of Carla’s role at Florida Chemical.

Quite simply, Carla was non-executive Chairman of the Florida Chemical Board of Directors, was never an employee or executive officer of Florida Chemical and never held a role with Florida Chemical that would disqualify her as an independent director of Flotek.

We reached out to ISS, explaining the error and requesting they make a simple correction to their analysis, based on the correct interpretation of Carla’s role. Enclosed with this letter is our correspondence to ISS which outlines the fact that – without doubt – Carla is independent and the recommendation by ISS is based on an inaccurate interpretation of her role.

Unfortunately, even though our conversations with ISS have been pleasant and the evidence compelling, they have been slow to respond and reticent to change their view on Carla’s status. While we appreciate the role ISS plays in the governance review process, we also believe that objective, factual recommendations should result from their review of proxy materials.

Carla Hardy has been invaluable in Flotek’s quest to add value for all of its shareholders and is – by any definition – an independent director that deserves your support as we approach our annual meeting.

Again, thank you for your support and your support of Carla.

Sincerely,

FLOTEK INDUSTRIES, INC.

/s/ John W. Chisholm
John W. Chisholm
Chairman, President and Chief Executive Officer

May 9, 2014

Via Electronic Mail and Overnight Delivery

Mr. Stipan Musulin

Associate – Governance Department

Institutional Shareholder Services, Inc.

2099 Gaither Road

Suite 501

Rockville, MD 20850

Electronic Mail: s.musulin@issgovernance.com

Ref:	Flotek Industries, Inc. (Meeting ID 879500)

    ISS Proxy Advisory Services Report (Dated May 1, 2014)

    Flotek Industries, Inc. Proxy Analysis

Dear Mr. Musulin:

I serve as General Counsel of Flotek Industries, Inc. (“Flotek” or the “Company”).

I write to alert you to errors in the above-captioned report on which you are indicated as the primary contact. While we appreciate your review of the Company’s proxy material and the role your firm serves in corporate governance review, we are disappointed by what we believe are factual errors and erroneous assumptions and interpretations by ISS that cast an incorrect view of Flotek’s governance procedures and, as a result, provide your clients and readers of your report with a jaundiced view of Flotek’s proxy ballot initiatives.

Specifically, your classification of Carla Hardy, a current Flotek director standing for re-election, as a “non-independent director of certain key board committees,” is inconsistent with both the facts and any reasonable interpretation of director independence.

I.	Flotek’s Commitment to Director Independence

As a New York Stock Exchange (“NYSE”) listed company (NYSE:FTK), Flotek abides by all requirements of the NYSE regarding Director independence. Specifically, the Flotek Industries, Inc. Corporate Governance Guidelines (“Governance Guidelines”), initially adopted on December 20, 2007 and most recently amended on March 14, 2011 set forth Flotek’s commitment to an independent board:

A majority of the Board shall consist of Directors who are neither officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise “independent” under the rules of the New York Stock Exchange (“NYSE”). Except during periods of transition, or in other unusual circumstances, the Board would not expect to have more than one or two directors who are also employees of the Company. [Flotek Industries, Inc. Corporate Governance Guidelines, Page 1, http://www.flotekind.com/Assets/Governance-Guidelines.pdf]

Mr. Stipan Musulin

Institutional Shareholder Services, Inc.

May 9, 2014    Page 2

In addition, the Governance Guidelines set forth Flotek’s commitment to heightened standards of independence for members of certain committees of the Board:

Each of the Corporate Governance and Nominating Committee, the Audit Committee, and the Compensation Committee shall be composed of directors who are not officers or employees of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise “independent” under the rules of the NYSE. A director may serve on more than one committee for which he or she qualifies. [Flotek Industries, Inc. Corporate Governance Guidelines, Page 5, supra.]

Flotek takes its commitment to Board independence and committee assignments seriously and will continue to do so in the future. In fact, the Board – through data provided by the Company and this office – regularly reviews conflict reports and potential conflicts to ensure that Board and committee independence is continuous.

II.	Standards of Director Independence – New York Stock Exchange

In Section 303A.02, the NYSE sets forth a number of standards that allow a listed company to determine independence of directors.

In general, the NYSE requires a listed company to “affirmatively [determine] that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).” [NYSE Listed Company Manual, §303A.02(a)(i)]

In addition to such affirmative attestation of each Director’s independence by a listed company’s Board, the NYSE sets forth a number of specific actions, relationships or conditions that, if existing, disqualify a member company’s board member from being labeled as an Independent Director:

1.

The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, of the listed company. [NYSE Listed Company Manual, §303A.02(b)(i)]

2.

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).[NYSE Listed Company Manual, §303A.02(b)(ii)]

3.

(a) The director is a current partner or employee of a firm that is the listed company’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate

Mr. Stipan Musulin

Institutional Shareholder Services, Inc.

May 9, 2014    Page 3

family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time.[NYSE Listed Company Manual, §303A.02(b)(iii)]

4.

The director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.[NYSE Listed Company Manual, §303A.02(b)(iv)]

5.

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.[NYSE Listed Company Manual, §303A.02(b)(v)]

Flotek’s Board of Directors has reviewed the profile, the current and past professional activities as well as other relevant data on each of the Company’s Directors and has determined that each Director is not disqualified under any of the NYSE criteria and, as such, has determined each Director – with the exception of John Chisholm, who serves as Executive Chairman, President and Chief Executive Officer of Flotek - is independent under NYSE guidelines.

III.	Standards for Compensation Committee Independence – New York Stock Exchange and Regulatory Entities

In addition to general standards of independence for directors, the NYSE sets forth heightened standards for independence of members of certain board committees, including Compensation Committees. Specifically, the NYSE Company Manual notes a board must evaluate additional relationship and position criteria to ensure independence of Compensation Committee members:

In addition, in affirmatively determining the independence of any director who will serve on the compensation committee of the listed company’s board of directors, the board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:(A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and(B) whether such director is affiliated with the listed company, a subsidiary of the listed company or an affiliate of a subsidiary of the listed company.[NYSE Listed Company Manual, §303A.02(a)(ii)]

Mr. Stipan Musulin

Institutional Shareholder Services, Inc.

May 9, 2014    Page 4

In the Commentary on the Independence Tests for Compensation Committee Members, the NYSE focuses on the potential conflicts resulting from relationships between the Company and Committee members but is careful to note that the NYSE does not consider ownership, even substantial ownership, to be a bar to independence:

Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. However, as the concern is independence from management, the Exchange does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. [NYSE Listed Company Manual, §303A.02(a)(ii)et.seq. Emphasis Added.]

In addition to NYSE standards, both the Securities Exchange Act of 1934 (the “Exchange Act”) and the Internal Revenue Code set forth certain criteria for independence of Compensation Committee members to ensure such transactions are exempted from Section 16(b) of the Exchange Act and deductibility of certain compensation is preserved.

Certain transactions in an issuer’s securities (including stock compensation arrangements) between the issuer and its officers and directors are exempted from Section 16(b) of the Exchange Act if they are approved by the issuer’s board of directors or a committee of two or more “nonemployee directors,” as defined under Exchange Act Rule 16b-3(b)(1). To perfect the Exemption for stock compensation arrangements between issuers and their officers and directors, compensation committee members must therefore be “non-employee directors.”

Additionally, compensation committee members must qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code to preserve for the issuer the deductibility of certain compensation paid to executive officers.

The Flotek Board of Directors has reviewed – as has our office – the criteria established by the NYSE as well as the Exchange Act and the Internal Revenue Code and has affirmatively determined that all members of the Compensation Committee meet the criteria set forth for Independent Directors as set forth by NYSE rules, “Non-Employee Directors” as set forth under the Exchange Act and “Outside Directors” as established in the Internal Revenue Code.

    IV.        Carla S. Hardy – Status as Director of Flotek Industries, Inc.

In your report of May 1, 2014, you note, “WITHHOLD votes are warranted for Carla S. Hardy for serving as a non-independent member of a key board committee.” [ISS Proxy Advisory Services, “Flotek Industries, Inc, May 1, 2014, Page 9]

You further note, “Carla S. Hardy serves as a non-independent member of the Compensation and Nominating Committees. The presence of non-independent directors on key committees may diminish a committee’s ability to oversee management objectively. Audit, compensation and nominating committees should all be fully independent to ensure effective monitoring of these critical functions.”[ISS Proxy Advisory Services, supra.]

Mr. Stipan Musulin

Institutional Shareholder Services, Inc.

May 9, 2014    Page 5

While you are correct that Ms. Hardy serves on the Compensation and Nominating committees, your conclusion that she is non-independent is erroneous. By all standards set forth under NYSE guidelines and those set forth under the Exchange Act and Internal Revenue Code, Ms. Hardy qualifies as an independent director. Even under the highest reasonable standards of independence, Ms. Hardy qualifies as an independent director and, as such, is qualified to serve on the Compensation and Nominating Committees.

While the rationale for this conclusion is not clearly stated, it appears you base your determination of non-independence on the fact that Ms. Hardy served as non-executive chairman of Florida Chemical Company (“Florida Chemical”) prior to its acquisition by Flotek.

While it is true that she served as Chairman of Florida Chemical prior to its acquisition, her role was a non-executive Chairman, and not as an employee or officer. , In this role, she had no day-to-day executive, managerial, or employee responsibilities with Florida Chemical. Accordingly, the reference in the ISS Report to Ms. Hardy’s affiliation as “former executive”, which is incorrect. [[ISS Proxy Advisory Services, “Flotek Industries, Inc, May 1, 2014, Page 5]

Hence, reliance on any of the standards set forth in the 2014 Categorization of Directors by ISS to categorize Ms. Hardy as an Affiliated Outsider is erroneous. For example, under your Section 2.5 – Former officer of the company, an affiliate or an acquired firm within the last five years – Ms. Hardy would not be considered an officer as she would not have been a “Section 16 officer” under the definition with respect to Florida Chemical if Florida Chemical had been a public company nor would have she been considered a non-employee officer of Florida Chemical as described in the ISS standards. [ISS 2014 U.S. Proxy Voting Summary Guidelines, March 12, 2014, Page 15, including footnotes i, ii, et.seq.]

In addition, reliance on the “material transactional relationship” as set forth in 2014 Guidelines is also inaccurate as the notes clearly detail such a conflict is the result of “annual payments” for services or other consideration and not related to the purchase or sale of a company, as the guideline excludes “investment in the company through a private placement.” [ISS 2014 Proxy Voting Summary Guidelines, supra.]

Moreover, Ms. Hardy was compensated consistent with all other non-executive, independent directors of Florida Chemical which was a private, family-owned company. Notwithstanding the fact her father founded Florida Chemical nearly seventy years ago, Ms. Hardy was never employed by Florida Chemical and was never compensated by the Company in any way other than in her role as a director.

As the daughter of the founder of Florida Chemical, Ms. Hardy – as well as her brother and sister – were large shareholders in Florida Chemical prior to the acquisition by Flotek. As a component of the consideration for the purchase of Florida Chemical, Flotek provided Florida Chemical shareholders shares of Flotek common equity of which Ms. Hardy received her pro rata share.

At the time of the acquisition, Ms. Hardy received approximately 960,000 shares in consideration (in addition to the cash consideration) for her interest in Florida Chemical. She did not receive extraordinary compensation from Florida Chemical as a Board member or for any other role or services provided.

Mr. Stipan Musulin

Institutional Shareholder Services, Inc.

May 9, 2014    Page 6

We can only surmise that your position disqualifying Ms. Hardy as an independent director is based on the consideration received by her in the sale of Florida Chemical, a transaction made, we note, by unanimous decision of Florida Chemical’s Board and its shareholders.

If, as noted above, your analysis is driven by the acquisition – now understanding that she had no executive role in Florida Chemical – the mere fact she is a substantial holder of Flotek stock should not be used as a “bar to an independence finding,” as noted in the NYSE Listing Company Manual. [[NYSE Listed Company Manual, §303A.02(a)(ii) et.seq.]

Rather, we would posit that Ms. Hardy’s substantial holdings in Flotek equity better align her interests with those of other shareholders and further supports her independence.

We believe strongly that Ms. Hardy is anindependent director by any possibly relevant criteria for determining independence, and that any interpretation to the contrary is not supported by the facts or any reasonable interpretation of independence guidelines established by the applicable exchange and regulatory entities and, in fact, ignores the enhanced alignment between Ms. Hardy’s position in Flotek equity and other shareholders.

V.         Correction and Remedies

We believe that an immediate correction of the erroneous conclusion regarding Ms. Hardy’s status as an independent director of Flotek is required to prevent Flotek and Ms. Hardy from being substantially damaged.

We request ISS immediately correct the misstatement of facts and revise its opinion regarding the election of Carla S. Hardy to the Flotek Board of Directors.

In addition, the errors in the original analysis led to an erroneous “ISS Quick Score” which should also be immediately recalculated and revised.

The erroneous analysis by ISS has damaged both Flotek and Ms. Hardy. Should the errors not be corrected immediately they may result in irreparable damage to the reputations of both Flotek and Ms. Hardy.

Mr. Stipan Musulin

Institutional Shareholder Services, Inc.

May 9, 2014    Page 7

We appreciate your immediate attention and look forward to a dialogue and resolution no later than Monday, May 12, 2014.

Very truly yours,

/s/ Casey W. Doherty, Sr.

Casey W. Doherty, Sr.

cc:	John Chisholm, Chairman, President & CEO, Flotek Industries, Inc.

Ken Hern, Lead Independent Director, Flotek Industries, Inc.

Bud McGuire, Chairman, Compensation Committee, Flotek Industries, Inc.

W. Richard Walton, Chief Financial Officer, Flotek Industries, Inc.

Mark Young, Esq.

Christopher S. Edmonds